NEWS RELEASE for February 5, 2009

BIOLASE ANNOUNCES OPERATIONAL RESTRUCTURING AND
DEBT FINANCING CHANGES

IRVINE, CA (February 5, 2009) — BIOLASE Technology, Inc. (NASDAQ:BLTI) today announced an operational restructuring and changes to its debt structure including cost reductions designed to reduce the cash breakeven point to sales levels under $50 million and repayment of its outstanding debt. The Company also reported that preliminary revenues in the fourth quarter ended December 31, 2008 were in the $11.5 to $11.7 million range, while revenues for the full year 2008 were approximately $64.5 million to $64.7 million.

Chief Executive Officer Jake St. Philip said, “Like many capital equipment companies, we are not immune to the impacts of the weak economic environment. However, we have products that we know help dentists differentiate themselves, expand their patient base, do more procedures and enhance their cash flows. We do not think the fourth quarter’s performance and the value our products bring to the market are in alignment right now, and have been in the process of reexamining every component of our go-to-market strategy in light of the current environment. We are also pushing forward with our research and development plans to ensure the long-term future of BIOLASE.”

The operational restructuring impacts both the domestic and international market. Recent actions include a global work force reduction of approximately 20 percent, which follows a December reduction in force of approximately the same size. In addition, temporary salary reductions averaging 10 percent have been implemented company wide. Internationally, the Company is in the process of restructuring its sales and marketing business units in four countries in order to eliminate direct selling infrastructure costs. The Company reported that historically, the four foreign subsidiaries had not reached breakeven sales points and were losing a total of about $4 million per year.

In New Zealand and Australia, the Company has signed a distribution agreement with the foreign subsidiaries of Henry Schein Dental, its exclusive North American distribution partner. It is also seeking similar partnerships in Germany and Spain with the goal of maintaining a high level of sales and customer support. The total workforce reduction since last fall is approximately 37 percent.

Changes in Debt Structure
As a result of the fourth quarter’s sales levels, inventory levels increased and the Company recently became noncompliant with certain covenants related to its line of credit. The Company decided to pay off its debt balances with cash on hand and cancel the line, removing all liens on the Company’s assets and freeing it to pursue other debt financing options.

Chief Financial Officer Dave Mulder said, “While we are in this transitional period, we have reduced inventory intake and production levels so we can monetize the current inventory balances in excess of $12 million, with a much higher wholesale value. We are currently working towards a new asset-based line of credit versus the historic line which was based primarily on cash collateral.”

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports, and include the risk that the company may not be able to obtain a new line of credit. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: David M. Mulder, Chief Financial Officer of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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